Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SGI REPORTS FISCAL 2007 FIRST QUARTER RESULTS

MOUNTAIN VIEW, Calif. (November 13, 2006)—SGI (NASDAQ: SGIC) today announced financial results for the first quarter of fiscal 2007 ended September 29, 2006. Revenue for the first quarter was $122 million, compared to $116 million in the fourth quarter of fiscal 2006 and $106 million in the third quarter of fiscal 2006—marking two consecutive quarters of improved revenue.

1200 Crittenden Lane Mountain View, CA 94043 Telephone 650.960.1980 sgi.com MEDIA CONTACT Lisa Pistacchio pistacchio@sgi.com 650.933.5683 SGI PR HOTLINE 650.933.7777 SGI PR FACSIMILE 650.933.0317

“SGI made significant progress this quarter executing our strategic growth initiatives, focusing on delivering ‘innovation for results’ for our customers, and rebuilding sales momentum,” said Dennis McKenna, SGI’s CEO. “Our momentum comes from refreshing 75% of our server and storage products, defining solutions that are re-engaging our traditional markets of engineering analysis, sciences, and government intelligence. In addition, we made significant progress on our operating results, which has had a positive impact on our liquidity position and overall financial stability. We were able to make this progress during the same period we worked through and completed our restructuring. This accomplishment is a tribute to the passion and focus of our SGI employees.”

Gross margins remained consistently strong at 38.4% during the first quarter of fiscal 2007 compared to 39.0% in the prior quarter.

GAAP operating expenses for the first quarter of fiscal 2007 were $56 million compared to $53 million for the fourth quarter of fiscal 2006. Excluding restructuring charges and other unusual items, operating expenses were $58 million in the first quarter compared to $61 million in the prior quarter, reflecting the impact of the company’s cost reduction initiatives. First quarter operating expenses were higher than we expect to see for the remainder of the fiscal year as a result of a significant increase in selling, general and administrative expense due to the change in accounting firms effective for fiscal 2006.

SGI reported a GAAP operating loss of $9 million in the first quarter of fiscal 2007, compared with a GAAP operating loss of $8 million for the last quarter of fiscal 2006.

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SGI Reports Fiscal 2007 First Quarter Results/2

Management believes that a non-GAAP presentation of operating results is useful to investors to facilitate period to period comparisons of SGI’s operating performance. A full reconciliation is available in the Investor Relations portion of our website at www.sgi.com/company_info/investors.

For details on the Company’s cash and liquidity, please refer to the attached summary financials and the detailed disclosures in the Notes to the Form 10-Q for the first quarter filed today.

Fresh-Start Accounting

On October 17, 2006, the Company emerged from chapter 11. SGI adopted fresh-start financial accounting on September 29, 2006. The effects of fresh-start accounting on the Condensed Consolidated Balance Sheet are presented on a preliminary basis in Note 4 of the Form 10-Q for the quarter ended September 29, 2006 separately filed today. Under fresh-start accounting, the Company is required to adjust its balance sheet to reflect fair value, similar to purchase accounting. This includes recording all Plan effects per the Plan of Reorganization approved by the bankruptcy court, revaluing assets and liabilities to current estimated fair values, establishing the new shareholders’ equity of the Company, and recording any portion of the equity value that cannot be attributed to specific tangible or intangible assets as goodwill. The adoption of fresh-start accounting had and will continue to have a material effect on SGI’s financial statements, primarily due to the valuation impacts on the ending balance sheet for the first quarter of fiscal 2007, and the associated future period non-cash amortization that will flow through the income statement for periods of up to 15 years. As a result of the adoption of fresh-start accounting, SGI’s financial statements in future periods will not be comparable with financial statements prior to the adoption of fresh-start accounting.

Conference Calls

SGI will not be holding a conference call to discuss earnings for the first fiscal quarter of 2007 but does plan to return to regularly scheduled quarterly conference calls effective for the report of earnings for the second quarter of fiscal 2007.

Forward-Looking Statements

This news release contains forward-looking statements relating to future events or expected financial performance that involve risks and uncertainties. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. The company’s future results could differ materially from the expectations discussed herein. Factors that might cause such a difference include our ability to implement business strategies and restructuring plans; our ability to maintain adequate liquidity; our ability to obtain and maintain normal terms with customers, suppliers and service providers; our ability to operate pursuant to the terms, including the covenants, of our credit agreement; our ability to maintain contracts that are critical to our operation; risks associated with the volatility of our stock price; risks associated with the timely development, production and acceptance of new products and services; increased competition; dependence on third party partners and suppliers; the failure to achieve expected product mix and revenue levels; failure to manage costs and generate improved operating results and cash flows; and failure to

SGI Reports Fiscal 2007 First Quarter Results/3

maintain adequate cash resources for the operation of the business. These and other risks are detailed from time to time in SGI’s periodic reports that are filed with the Securities and Exchange Commission, including SGI’s quarterly report on Form 10-Q for the quarter ended September 29, 2006. SGI is under no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SGI - Innovation for Results™

SGI delivers a complete range of high-performance server and storage solutions along with industry-leading professional services and support that enable its customers to overcome the challenges of complex data-intensive workflows and accelerate breakthrough discoveries, innovation and information transformation. SGI helps customers solve their computing challenges whether it’s enhancing the quality of life through drug research, designing and manufacturing safer and more efficient cars and airplanes, studying global climate, providing technologies for homeland security and defense, or helping enterprises manage large data. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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© 2006 SGI. All rights reserved. SGI, the SGI cube and the SGI logo are registered trademarks of SGI in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.

SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Predecessor Company
	Three Months Ended
	Sept. 29, 2006	Sept. 30, 2005
	(unaudited)
Product and other revenue	$45,229	$73,788
Product revenue from related party (1)	15,377	16,826
Service revenue	61,199	70,125

Total revenue	121,805	160,739
Costs and expenses:
Cost of product and other revenue	42,710	62,550
Cost of service revenue	32,265	38,172
Research and development.	16,007	23,365
Selling, general and administrative	42,359	59,865
Other operating expense, net (2)	3,926	7,185

Total costs and expenses	137,267	191,137

Operating loss	(15,462)	(30,398)

Interest expense	(7,688)	(3,475)
Interest and other income (expense), net (3).	11,391	(1,829)

Loss before reorganization items and income taxes	(11,759)	(35,702)

Reorganization items	340,397	—

Income (loss) before income taxes	328,638	(35,702)

Income tax provision (3)	2,382	497

Net income (loss)	$326,256	$(36,199)

Net Income (loss) per share:
Basic	$1.20	$(0.14)

Diluted	$0.77	$(0.14)

Weighted-average shares used to compute net income (loss) per share:
Basic	271,563	267,036

Diluted	423,875	267,036

(1)	Represents product sales to SGI Japan, a related party for which we own a 10% interest at September 29, 2006 and owned a 24% interest at September 30, 2005.
(2)	Represents a net charge for estimated restructuring costs and charges associated with the impairment of assets.
(3)	Interest and other income (expense), net for the period ended September 29, 2006 includes a $9.8 million pre-tax Gain from the sale of part of our interest in SGI Japan, and $1.8 million in tax on the transaction is reflected in the Income tax provision line for the same period.

SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Successor Company	Predecessor Company
	September 29, 2006 (1)	June 30, 2006 (2)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents (3).	$82,698	$54,673
Short-term marketable investments.	266	203
Short-term restricted investments	34,044	32,539
Accounts receivable, net	50,230	58,417
Inventories.	83,100	49,997
Prepaid expenses and other current assets	35,147	65,180

Total current assets	285,485	261,009
Restricted investments	16,188	15,959

Net property and equipment	40,651	27,873

Goodwill	11,517	4,515

Other intangibles	88,300	—

Other assets	75,972	70,702

	$518,113	$380,058

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities not subject to compromise:
Current liabilities:
Accounts payable	$59,123	$8,951
Accrued compensation	31,840	29,224
Income taxes payable	806	1,596
Other current liabilities	53,266	49,392
Current portion of long-term debt.	716	103,124
Current portion of deferred revenue	55,230	124,379

Total current liabilities	200,981	316,666

Long-term debt	85,000	397
Long-term deferred revenue	21,170	45,538
Other liabilities	25,074	27,681

Total liabilities not subject to compromise	332,225	390,282

Liabilities subject to compromise	—	320,230

Total liabilities	332,225	710,512
Total stockholders’ deficit	185,888	(330,454)

	$518,113	$380,058

(1)	The condensed consolidated balance sheet at September 29, 2006 include the effects of the Plan of reorganization. The balances will not be comparable to historical periods. For a full understanding of the Fresh Start accounting effect on the Company’s financials please refer to the full Form 10Q for the first quarter of fiscal 2007.
(2)	The condensed consolidated balance sheet at June 30, 2006 has been derived from the audited consolidated financial statements at that date.
(3)	The cash and cash equivalents balance as of the September 29, 2006 Fresh Start date includes the financing and equity Plan effects which resulted in net cash inflows of $29 million. The payment of approximately $48 million in Plan related obligations that were paid beginning on Oct. 17, 2006, and will continue on negotiated payment terms through the third quarter of fiscal 2007, have not been deducted from this cash balance. In addition, at emergence we had $30 million of capacity available under the exit financing revolver. We plan to utilize up to the full availability under the revolver to fund intraquarter cash needs starting in the second quarter of fiscal 2007.